Exhibit 99.1

Ingersoll Rand Announces Proposed Private Offering of Senior Notes by Allegion
Swords, Ireland, September 23, 2013 - Ingersoll-Rand plc (NYSE: IR) (the "Company," "we" and "our") today announced that it expects its indirect, wholly-owned subsidiary, Allegion US Holding Company ("Allegion Holding"), to offer, subject to market and other conditions, senior notes (the "Notes") in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). We expect that the notes will be issued by Allegion Holding and guaranteed by Allegion plc, Schlage Lock Company LLC and Von Duprin LLC. The Company will not be a guarantor or obligor with respect to the Notes.
Allegion Holding intends to use the net proceeds from the offering of the Notes and other financing transactions to pay a special cash distribution to the Company prior to the proposed spin-off of the Company's commercial and residential security businesses, with any remaining amounts used for general corporate purposes.
The Notes and the related guarantees will be sold only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.
This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this news release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Forward-Looking Statements
Certain statements contained in this news release, other than purely historical information, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). These forward-looking statements generally include those identified by the words "expect," "estimate," "intend," "will" and "would" or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements.
Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can offer no assurance that such expectations will prove to be correct. Some of the significant risks and uncertainties that could cause actual results to differ materially from our expectations and projections are described more fully in Item 1A "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 14, 2013, and in Allegion plc's Form 10, filed with the SEC on June 17, 2013 and subsequently amended on August 15, 2013. All forward-looking statements are expressly qualified in their entirety by such risk factors.